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                           EXHIBIT 99.4 -- SCHEDULE II

               EXTENDICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)
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                                                             ADDITIONS                         SUBTRACTIONS
                                                  -------------------------------     ------------------------------

                                                    PROVISIONS          FROM                              ACCOUNTS
   ALLOWANCE FOR                    BALANCE AT      FOR LOSSES       ACQUISITION                         WRITTEN OFF       BALANCE
   --------------                    BEGINNING      ON ACCOUNTS          OR               FROM             NET OF          AT END
 DOUBTFUL ACCOUNTS                   OF PERIOD      RECEIVABLE      DIVESTITURE        DIVESTITURE       RECOVERIES       OF PERIOD
 -----------------                   ---------      ----------      -----------        -----------       ----------       ---------
Year ended December 31, 1998 .......  18,926          12,698            4,683            2,724             7,684           25,899
Year ended December 31, 1999 .......  25,899          11,905               --               --            12,855           24,949
Year ended December 31, 2000 .......  24,949          17,945            2,367               --            28,932           16,329
Year ended December 31, 2001 .......  16,329           8,945            3,515               --            14,212           14,577
Year ended December 31, 2002 .......  14,577          10,937               --               --            16,205            9,309
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